EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Linux Gold Corp.

                We consent to the use of our report dated July 15, 2005 on the consolidated financial statements of Linux Gold Corp. for the year ended February 28, 2005 that is included in the Company's Form F-3 filing, which is included, by reference in the Company's Form S-8.

Dated this 23rd day of August, 2006

/s/ Manning Elliott
Manning Elliott
Chartered Accountants

Vancouver, Canada